Mitcham Industries, Inc.
Stock Awards Plan

Form of Phantom Share Agreement

Grantee:	—
Date of Grant:	—
Number of Phantom Shares Granted:	—

1. Notice of Grant. I am pleased to inform you that you have been granted Phantom Shares pursuant to the Mitcham Industries, Inc. Stock Awards Plan (the “Plan”) with respect to the above number of shares of Common Stock of Mitcham Industries, Inc. (the “Company”), subject to the terms and conditions of the Plan and this Agreement. A Phantom Share represents one notional (or phantom) share of Common Stock of the Company.

2. Vesting of Phantom Shares. Subject to the further provisions of this Agreement, the Phantom Shares shall become vested on the first anniversary of the Date of Grant.

Notwithstanding the above vesting schedule, but subject to the further provisions hereof, upon the occurrence of the following events the Phantom Shares shall vest as provided below:

(a) Disability. If your employment with the Company terminates by reason of a disability that entitles you to benefits under the Company’s long-term disability plan, the Phantom Shares shall become fully vested.

(b) Death. If you die while in the employ of the Company, the Phantom Shares shall become fully vested.

(c) Other Terminations. If your employment with the Company is terminated for any reason other than as provided in paragraphs 2(a) and (b) above, the Phantom Shares shall be automatically cancelled and forfeited without payment.

(d) Change of Control. The Phantom Shares automatically shall become fully vested upon a Change of Control.

All Phantom Shares that are not vested on your termination of employment with the Company shall be automatically cancelled and forfeited without payment upon your termination. For purposes of this Agreement, “employment with the Company” shall include being an employee or a Director of, or a Consultant to, the Company or an Affiliate. However, if your Award is subject to Section 409A of the Code, whether your employment with the Company has terminated will be determined in accordance with the regulations issued under Section 409A.

3. Payment. Subject to Paragraph 6 below, upon vesting of the Phantom Shares the Company shall cause a certificate or certificates for an equal number of shares of Common Stock to be issued in your name in cancellation of the Phantom Shares that have vested.

4. Nontransferability of Phantom Shares. You may not sell, transfer, pledge, exchange, hypothecate or dispose of Phantom Shares in any manner otherwise than by will or by the laws of descent or distribution.

5. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by the Company and you. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Texas.

6. Withholding of Tax. To the extent that the grant or vesting of a Phantom Share results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Affiliate, which, with the consent of the Committee, may include withholding a number of Shares that would otherwise be delivered on vesting that have an aggregate Fair Market Value that does not exceed the amount of taxes to be withheld, you shall deliver to the Company or the Affiliate such amount of money as the Company or the Affiliate may require to meet its withholding obligations under such applicable law. No delivery of Shares shall be made under this Agreement until you have paid or made arrangements approved by the Company or the Affiliate to satisfy in full the applicable tax withholding requirements of the Company or Affiliate.

7. Amendment. This Agreement may be modified only by a written agreement signed by you and an officer of the Company who is expressly authorized by the Company to execute such document; provided, however, notwithstanding the foregoing, the Company may make any change to this grant, in writing, without your consent if such change is not adverse to your rights under this Agreement.

8. General. These Phantom Shares are granted under and governed by the terms and conditions of the Plan and this Agreement. In the event of any conflict, the terms of the Plan shall control. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this agreement.

MITCHAM INDUSTRIES, INC.

By:
Name:
Title: